EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Second Quarter 2010 Results, Improved Profitability, Reduction of Nonperforming Assets and Increased Capital Ratios

HOUSTON, July 22, 2010 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the second quarter of 2010.

Second Quarter Highlights

  Net income of $84,000 for the second quarter of 2010, compared with net income of $1.2 million for the second quarter of 2009 and net loss of $3.4 million for the first quarter of 2010.
  Diluted loss per common share for the second quarter of 2010 of ($0.04), compared with diluted earnings per common share of $0.05 for the second quarter of 2009 and diluted loss per common share of ($0.36) for the first quarter of 2010.
  Total nonperforming assets declined by $18.7 million or 18.9% for the second quarter of 2010 to $79.9 million compared with the first quarter of 2010, and declined $23.0 million or 22.3% compared with December 31, 2009.
  Net interest margin was 3.75% for the second quarter of 2010 compared with 3.58% for the second quarter of 2009 and 3.97% for the first quarter of 2010.
  Net interest income was $14.2 million for the second quarter of 2010 compared with $13.7 million for the second quarter of 2009 and $14.5 million for the first quarter of 2010.
  Provision for loan losses for the second quarter of 2010 was $2.4 million compared with $1.8 million for the second quarter of 2009 and $7.9 million for the first quarter of 2010.
  Allowance for loan losses was 2.94% of total loans at June 30, 2010 compared with 2.31% at December 31, 2009 and 1.84% at June 30, 2009.
  Total risk-based capital ratio increased to 14.57% at June 30, 2010 compared with 13.80% at December 31, 2009.
  Metro United Bank ("MUB") entered into a Stipulation to the Issuance of a Consent Order with the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Financial Institutions ("CDFI") on July 22, 2010.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc., stated, "The results of management's focus and efforts were encouraging. On a linked-quarter basis, we are seeing progress and gaining momentum as measured by earnings, asset quality and capital.

"As a result of lower loan loss provision, net income of $84,000 for the quarter ended June 30, 2010 was significantly better than a net loss of $3.38 million for the quarter ended March 31, 2010, which in turn was improved from a net loss of $7.33 million for the quarter ended December 31, 2009.

"In addition to earnings, we have also achieved meaningful reductions to the Company's nonperforming assets ("NPA") in both Texas and California. Consolidated NPA declined by $18.7 million between the quarters ended March 31, 2010 and June 30, 2010, following a decline of $4.3 million between the quarters ended December 31, 2009 and March 31, 2010.

"Net charge-offs also declined from $9.2 million for the fourth quarter of 2009 to $2.6 million for the first quarter of 2010 to $1.2 million for the second quarter of 2010, while our allowance for loan losses continued to increase.   Allowance for loan losses to total loans increased from 2.31% as of December 31, 2009 to 2.75% as of March 31, 2010 to 2.94% as of June 30, 2010.

"The Company's total risk based capital ratio improved to 14.57% at the end of June 30, 2010 compared with 13.56% at the end of March 31, 2010, primarily as a result of $4.0 million of new capital from the private offering of common stock in April, 2010. Management is fully committed to staying on course to maintain our traction."

Interest income and expense

Net interest income before the provision for loan losses for the three months ended June 30, 2010 was $14.2 million, an increase of $557,000 or 4.1% compared to $13.7 million for the same period in 2009.  Net interest income before the provision for loan losses for the six months ended June 30, 2010 was $28.7 million, an increase of $2.2 million or 8.5% compared to $26.5 million for the same period in 2009. The increase for the three and six months ended June 30, 2010 was due primarily to lower deposit costs.  On a linked-quarter basis, net interest income before the provision for loan losses for the three months ended June 30, 2010 decreased $281,000 or 1.9% compared to $14.5 million for the three months ended March 31, 2010 primarily as a result of decreased loan volume and lower loan yield.

The net interest margin for the three months ended June 30, 2010 was 3.75%, an increase of 17 basis points compared with 3.58% for the same period in 2009. The yield on average earning assets decreased 59 basis points, and the cost of average earning assets decreased 76 basis points for the same periods.  On a linked-quarter basis, the net interest margin for the three months ended June 30, 2010 decreased 22 basis points compared with 3.97% for the three months ended March 31, 2010. The yield on average earning assets decreased 34 basis points, and the cost of average earning assets decreased 12 basis points.

The net interest margin for the six months ended June 30, 2010 was 3.85%, an increase of 34 basis points compared with 3.51% for the same period in 2009. The yield on average earning assets decreased 44 basis points, and the cost of average earning assets decreased 78 basis points for the same periods.

Interest income for the three months ended June 30, 2010 was $19.7 million, down $2.4 million or 10.7% compared to $22.1 million for the same period in 2009, primarily due to lower loan volume and lower yield on investment securities. Average earning assets decreased 0.6% for the second quarter of 2010 compared with the same period in 2009. Average total loans decreased 6.0% to $1.24 billion in the second quarter of 2010 compared with $1.32 billion for the second quarter of 2009. The yield on average earning assets for the second quarter of 2010 was 5.19% compared with 5.78% for the second quarter of 2009.

Interest income for the six months ended June 30, 2010 was $39.9 million, down $3.9 million or 8.8% compared to $43.8 million for the same period in 2009, primarily due to lower loan volume and lower yield on investment securities. Average earning assets decreased 1.2% for the six months ended June 30, 2010 compared with the same period in 2009. Average total loans decreased 5.5% to $1.26 billion for the six months ended June 30, 2010 compared with $1.33 billion for the same period in 2009. The yield on average earning assets for the six months ended June 30, 2010 was 5.36% compared with 5.80% for the same period of 2009.

Interest expense for the three months ended June 30, 2010 was $5.5 million, down $2.9 million or 34.8% compared to $8.4 million for the same period in 2009, primarily due to lower cost of funds. Average interest-bearing deposits were $1.17 billion for the second quarter of 2010, a decrease of $6.5 million or 0.6% compared with $1.18 billion for the same period of 2009. The cost of interest-bearing deposits for the second quarter of 2010 was 1.60% compared with 2.60% for the second quarter of 2009.  Average other borrowings, excluding junior subordinated debentures, were $48.0 million for the second quarter of 2010, an increase of $19.7 million or 69.5% compared to $28.3 million for the second quarter of 2009.  The cost of other borrowings for the second quarter of 2010 was 2.27% compared with 3.34% for the second quarter of 2009.

Interest expense for the six months ended June 30, 2010 was $11.2 million, down $6.1 million or 35.3% compared to $17.3 million for the same period in 2009, primarily due to lower cost of funds. Average interest-bearing deposits were $1.17 billion for the six months ended June 30, 2010, an increase of $16.9 million or 1.5% compared with $1.15 billion for the same period of 2009. The cost of interest-bearing deposits for the six months ended June 30, 2010 was 1.67% compared with 2.76% for the same period of 2009.   Average other borrowings, excluding junior subordinated debentures, were $37.2 million for the six months ended June 30, 2010, a decrease of $8.8 million or 19.2% compared to $46.0 million for the same period of 2009. The cost of other borrowings for the six months ended June 30, 2010 was 2.77% compared with 2.32% for the same period of 2009.

Noninterest income and expense

Noninterest income for the three months ended June 30, 2010 was $1.8 million, a decrease of $96,000 or 5.1% compared to the same period in 2009. The decrease for the three months ended June 30, 2010 was primarily due to an increase in other than temporary impairment ("OTTI") on securities and a decline in letters of credit commissions and fees but partially offset by gains on securities. Noninterest income for the six months ended June 30, 2010 was $3.4 million, a decrease of $182,000 or 5.1% compared to the same period in 2009.  The decrease for the six months ended June 30, 2010 was primarily due to declines in letters of credit commissions and fees and other noninterest income but partially offset by a reduction in OTTI.

Noninterest expense for the three months ended June 30, 2010 was $13.2 million, an increase of $1.1 million or 9.2% compared with the same period in 2009. The increase was mainly the result of higher expenses related to ORE, partially offset by decreases in FDIC assessments and salaries and employee benefits. The decrease in FDIC assessments was primarily due to the one-time emergency special FDIC assessment that occurred during the second quarter of 2009.

Noninterest expense for the six months ended June 30, 2010 was $26.2 million, an increase of $3.8 million or 17.0% compared with the same period in 2009. The increase was primarily the result of higher expenses related to ORE, and a $2.0 million goodwill impairment charge that was recorded in the first quarter of 2010.

Salaries and employee benefits expense for the three months ended June 30, 2010 was $4.9 million, a decrease of $336,000 or 6.4% compared to $5.2 million for the same period in 2009. Salaries and employee benefits expense for the six months ended June 30, 2010 was $10.4 million, a decrease of $274,000 or 2.6% compared to $10.6 million for the same period in 2009.  Salaries and employee benefits expense for the three and six months ended June 30, 2010 declined primarily due to streamlined operations.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
Allowance for Loan Losses
Balance at beginning of quarter	$34,732	$29,403	$25,603	$24,158
Provision for loan losses for quarter	2,430	7,898	13,003	1,827
Net charge-offs for quarter	(1,158)	(2,569)	(9,203)	(1,719)
Balance at end of quarter	$36,004	$34,732	$29,403	$24,266

Total loans (1)	$1,225,022	$1,260,842	$1,273,997	$1,321,478

Allowance for loan losses to total loans	2.94%	2.75%	2.31%	1.84%
Net charge-offs to total loans	(0.09)%	(0.20)%	(0.72)%	(0.13)%
(1) Includes loans held-for-sale of $8.6 million at March 31, 2010

The provision for loan losses for the three months ended June 30, 2010 was $2.4 million, an increase of $603,000 compared with $1.8 million for the same period in 2009. The provision for loan losses for the six months ended June 30, 2010 was $10.3 million, an increase of $1.2 million compared with $9.1 million for the same period in 2009. The increase for the three and six months ended June 30, 2010 was primarily due to an increase in nonperforming assets compared with their level at June 30, 2009, and a change in the qualitative component that reflects current market conditions in the methodology the Company employs for determining the allowance for loan losses. On a linked-quarter basis, the provision for loan losses in the second quarter of 2010 decreased $5.5 million compared with $7.9 million for the first quarter of 2010, primarily as a result of a decrease in nonperforming assets and net charge-offs in the second quarter of 2010 compared with the first quarter of 2010.

Net charge-offs for the three months ended June 30, 2010 were $1.2 million or (0.09)% of total loans compared with net charge-offs of $1.7 million or (0.13)% of total loans for the three months ended June 30, 2009. The charge-offs primarily consisted of $1.5 million in loans from Texas and $32,000 in loans from California, partially offset by consolidated recoveries of $339,000. Net charge-offs for the six months ended June 30, 2010 were $3.7 million or (0.30)% of total loans compared with net charge-offs of $9.1 million or (0.69)% of total loans for the six months ended June 30, 2009.

Asset Quality

The following table summarizes nonperforming assets as of the dates indicated:

	June 30, 2010	March 31, 2010	December 31, 2009
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans (1)	$ 54,211	$ 64,821	$ 75,229
Accruing loans 90 days or more past due	227	1,106	420
Troubled debt restructurings	6,970	5,649	4,927
Other real estate ("ORE")	18,483	26,986	22,291
Total nonperforming assets	79,891	98,562	102,867

Total nonperforming assets to total assets	4.92%	6.17%	6.47%
(1) Includes loans held-for-sale of $8.6 million at March 31, 2010

Total nonperforming assets at June 30, 2010 were $79.9 million compared with $102.9 million at December 31, 2009, a decrease of $23.0 million or 22.3%. The ratio of total nonperforming assets to total assets decreased to 4.92% at June 30, 2010 from 6.47% at December 31, 2009.

On a linked-quarter basis, total nonperforming assets decreased by $18.7 million of which $13.1 million was in Texas and $5.6 million in California. The decline in nonperforming assets in Texas consists of decreases of $10.0 million in non-accrual loans, $3.6 million in ORE, and $879,000 in loans over 90 days past due, which were partially offset by an increase of $1.3 million in troubled debt restructurings.   The decline in nonperforming assets in California consists primarily of $4.9 million in ORE sales and $649,000 in nonaccrual loans.

On a linked-quarter basis, ORE decreased by approximately $8.5 million compared with March 31, 2010, which included reductions in Texas of $7.5 million from the sale of properties and $1.8 million in write-downs, partially offset by additions into ORE totaling $5.7 million. The $4.9 million decline in ORE in California consists of the sales of five properties.

Approximately $50.1 million of the nonaccrual loans are collateralized by real estate, which represented 92.5% of total nonaccrual loans at June 30, 2010. Management has been aggressive in identifying problem loans but continued weak economic conditions could cause further deterioration in the loan portfolio. Management is closely monitoring the loan portfolio and diligently working on problem loan resolutions.

On July 22, 2010, MUB entered into a Stipulation to the Issuance of a Consent Order with the FDIC and the CDFI and consented to the issuance of a Consent Order ("Order").  The Order is the result of the regular examination of MUB dated March 8, 2010, based on December 31, 2009 financial information, and directs MUB to take certain actions intended to strengthen the overall condition of MUB, all as more specifically set forth in a Form 8-K to be filed by the Company on July 23, 2010.  Among other things, the Order specifies that by December 31, 2010, MUB shall achieve and thereafter maintain a total risk-based capital ratio of 13.0% and a Tier 1 leverage ratio of 9.0%, and as of June 30, 2010, MUB's total risk-based capital ratio was 13.09% and its leverage ratio was 9.08%.    The Order also prohibits MUB from paying dividends without the prior written consent of the FDIC and CDFI.

Management conference call. On Friday, July 23, 2010, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the second quarter 2010 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Shareholder.com  and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of June 30, 2010, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company's primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (6) the effect of compliance, or failure to comply within stated deadlines of the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) the effect of compliance, or failure to comply within stated deadlines of the provisions of the Consent Order between Metro United Bank and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions; (8) increases in the level of nonperforming assets (9) changes in the availability of funds which could increase costs or decrease liquidity; (10) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; and (14) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2009 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	June 30	December 31,
	2010	2009
Consolidated Balance Sheets
Assets
Cash and due from banks	$ 24,762	$ 26,087
Federal funds sold and other short-term investments	133,027	82,006
Total cash and cash equivalents	157,789	108,093
Securities available-for-sale, at fair value	141,691	98,368
Securities held-to-maturity, at cost (fair value $4,377 on June 30, 2010 and $4,352 at December 31, 2009)	4,044	4,044
Other investments	17,238	21,577
Loans, net of allowance for loan losses of $36,004 and $29,403, respectively	1,189,018	1,244,594
Accrued interest receivable	5,045	5,161
Premises and equipment, net	5,879	6,042
Goodwill	17,327	19,327
Core deposit intangibles	266	329
Customers' liability on acceptances	9,021	3,011
Foreclosed assets, net	18,483	22,291
Cash value of bank owned life insurance	29,249	28,526
Prepaid FDIC assessment	9,146	10,637
Other assets	19,963	17,548
Total assets	$ 1,624,159	$ 1,589,548

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$ 199,068	$ 203,427
Interest-bearing	1,157,851	1,160,740
Total deposits	1,356,919	1,364,167
Junior subordinated debentures	36,083	36,083
Other borrowings	57,021	25,513
Accrued interest payable	583	625
Acceptances outstanding	9,021	3,011
Other liabilities	7,600	4,843
Total liabilities	1,467,227	1,434,242
Commitments and contingencies	--	--
Shareholders' Equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; 45,000 shares issued and outstanding at June 30, 2010 and December 31, 2009	45,356	44,718
Common stock, $1.00 par value, 50,000,000 shares authorized; 12,276,315 shares issued and 12,266,315 shares and 10,926,315 shares outstanding at June 30, 2010 and December 31, 2009, respectively	12,276	10,995
Additional paid-in-capital	31,389	29,114
Retained earnings	68,012	72,505
Accumulated other comprehensive loss	(69)	(1,106)
Treasury stock, at cost	(32)	(920)
Total shareholders' equity	156,932	155,306
Total liabilities and shareholders' equity	$ 1,624,159	$ 1,589,548
	--	--
Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$ 54,211	$ 75,229
Accruing loans 90 days or more past due	227	420
Troubled debt restructurings	6,970	4,927
Other real estate ("ORE")	18,483	22,291
Total nonperforming assets	79,891	102,867

Total nonperforming assets to total assets	4.92%	6.47%
Total nonperforming assets to total loans and ORE	6.42%	7.94%
Allowance for loan losses to total loans	2.94%	2.31%
Allowance for loan losses to total nonperforming loans	58.63%	36.49%
Net year-to-date charge-offs to total loans	0.30%	1.61%
Net year-to-date charge-offs	$ 3,727	$ 20,545
Total loans to total deposits	90.28%	93.39%
MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	For the three months		For the six months
	ended June 30		ended June 30
	2010	2009	2010	2009
Average Balance Sheet Data
Total assets	$ 1,635,744	$ 1,628,203	$ 1,614,729	$ 1,616,660
Securities	108,786	109,691	104,870	105,591
Total loans	1,240,611	1,319,125	1,257,042	1,330,551
Allowance for loan losses	(35,281)	(24,952)	(33,342)	(24,325)
Net loans	1,205,330	1,294,173	1,223,700	1,306,226
Total interest-earning assets	1,522,673	1,531,352	1,502,991	1,521,152
Total deposits	1,376,468	1,388,423	1,369,055	1,358,490
Other borrowings and junior subordinated debt	84,129	64,426	73,237	82,067
Total shareholders' equity	156,747	163,216	157,274	161,276

Income Statement Data
Interest income:
Loans	$ 18,571	$ 20,747	$ 37,757	$ 41,137
Securities:
Taxable	823	999	1,613	2,083
Tax-exempt	118	77	239	125
Federal funds sold and other short-term investments	177	231	308	418
Total interest income	19,689	22,054	39,917	43,763
Interest expense:
Time deposits	3,201	5,439	6,547	11,304
Demand and savings deposits	1,475	2,195	3,096	4,429
Other borrowings	792	756	1,551	1,568
Total interest expense	5,468	8,390	11,194	17,301
Net interest income	14,221	13,664	28,723	26,462
Provision for loan losses	2,430	1,827	10,328	9,114
Net interest income after provision for loan losses	11,791	11,837	18,395	17,348
Noninterest income:
Service fees	1,123	1,086	2,162	2,175
Other loan-related fees	119	161	214	293
Letters of credit commissions and fees	186	258	385	513
Gain (loss) on securities, net	59	9	45	9

Total other-than-temporary impairment ("OTTI") on securities	(97)	(940)	(283)	(1,180)
Less: Noncredit portion of "OTTI"	2	881	87	881
Net impairments on securities	(95)	(59)	(196)	(299)
Other noninterest income	391	424	777	878
Total noninterest income	1,783	1,879	3,387	3,569
Noninterest expense:
Salaries and employee benefits	4,907	5,243	10,357	10,631
Occupancy and equipment	1,937	2,000	3,898	3,992
Foreclosed assets, net	3,442	997	4,279	1,420
FDIC assessment	779	1,414	1,590	1,685
Goodwill impairment	--	--	2,000	--
Other noninterest expense	2,118	2,420	4,089	4,677
Total noninterest expense	13,183	12,074	26,213	22,405
Income before provision for income taxes	391	1,642	(4,431)	(1,488)
Provision for income taxes	307	490	(1,137)	(606)
Net income (loss)	$ 84	$ 1,152	$ (3,294)	$ (882)

Dividends - preferred stock	(602)	(598)	(1,200)	(1,102)
Net (loss) income applicable to common stock	$ (518)	$ 554	$ (4,494)	$ (1,984)

Per Share Data
Earnings (loss) per share - basic	$ (0.04)	$ 0.05	$ (0.39)	$ (0.18)
Earnings (loss) per share - diluted	(0.04)	0.05	(0.39)	(0.18)
Weighted average shares outstanding:
Basic	11,874	10,906	11,399	10,891
Diluted	11,874	10,912	11,399	10,891
Dividends per common share	$ --	$ --	$ --	$ 0.04

Performance Ratio Data
Return on average assets	0.02%	0.28%	(0.41)%	(0.11)%
Return on average shareholders' equity	0.21%	2.83%	(4.22)%	(1.10)%
Net interest margin	3.75%	3.58%	3.85%	3.51%
Efficiency ratio	81.89%	77.39%	74.95%	73.87%
Equity to assets (average)	9.58%	10.02%	9.74%	9.98%
CONTACT:  MetroCorp Bancshares, Inc.
          George Lee, Executive Vice Chairman, President & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876